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PROVIDENT BANK

Host:    Ellen Grossman

Date:    October 17, 2002

Time:    10:00 EST

Pin:     262010


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                                 PROVIDENT BANK


                              HOST: Ellen Grossman


                             DATE: October 17, 2002


                              TIME: 10:00 a.m. EST






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         Operator: Good morning, ladies and gentlemen, welcome to the Provident

Bank shares corporation's third quarter earnings teleconference. At this time

I'd like to inform you that this conference is being recorded and that all participants are in a listen only mode. At the request of the company we will open up the conference for questions-and-answers after the presentation. I will now turn the conference over to Ellen Grossman, Investor Relations Officer,

please go ahead ma'am.


         Ellen Grossman: Thank you and thank you for joining us this morning.

I'd like to remind you that any statements made today that are not historical facts or forward-looking statements please review the language at the end of our press release regarding forward-looking statements as that same information applies to comments made in today's teleconference. A replay of today's call will be available for one week beginning at noon today and can be accessed by calling 1-800-428-6051 and refer to company code 262010. And now I'd like to turn the call over to our Chairman and Chief Executive Officer, Peter Martin.


         Peter Martin: Morning and welcome. In addition to Ellen I have with me today Gary Geisel our President and Chief Operating Officer, Dick Oppitz,

Executive Vice-President, Dennis Starliper, our Chief Financial Officer, Lillian

Kilroy, Managing Director of Marketing, and our new


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Senior Executive Vice-President and President Designate Kevin Byrnes, who is

here to observe today and will be participating in the future.


         There are several areas I want to emphasize today. The first is earnings. $13.1 million or 52 cents per share, a 27 percent increase over the third quarter of 2001. Our return on equity as you see is 17.53 percent and ROA is 1.07.


         During the quarter because of the refinancing boom we wrote off more premiums on purchase loans than budgeted. As we have state since FAS 133 implementation these are hedge by bonds, which we sold for gains. The gains offset the incremental above planned premium write-off. However, gains are in recorded in non-interest income, premium write-off is reflected in margin. A margin of 3.04 reflects negative but non-core 16 basis points from excess premium amortization, again hedged by gains. Dennis Galper will cover this in more detail as well as a hedging projection for reinvestment and cash flows in a lower rate environment.


         Second item I want to emphasize is credit quality. Long lost reserves remain at 1.31 percent. Third quarter charge offs were $2.3 million dollars.

Non-performing loans are just over $20 million dollars virtually all of that is loans secured by one to four family homes. Any excess loan


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outstanding over current appraisal of colateral value in these assets has already been written off on these loans, therefore there is little additional loss potential within that $20 million dollars of non-performers and Dick Opitz will expand on credit quality.


         These results reflect continued progress on our corporate strategies.

Gary will cover our continued progress on our strategies as well as steps we've taken to ensure that our progress continues into 2003 and beyond under a very talented management team. By that I mean succession, that is a responsibility that I have taken very seriously as a CEO and as a substantial shareholder. As you are all aware, I will continue as Chairman and CEO until my retirement next

April. Gary will become the CEO upon my retirement. Together we have built a very strong management team at Provident Bank Shares, a team that can continue the kind of performance as our third quarter reflects. Over the last decade

Provident has evolved from an under performing thrift into a competitive commercial bank. We continue to move the bar up and we continue to clear that bar. I'm going to turn the meeting over to Gary at this point.


         Gary Geisel: Thank you Peter and good morning everyone. Before I touch upon our key strategies, I want to comment on a couple of other subjects that will influence our performance in the months to come.


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         First of all, to continue with Pete's remarks, we're pleased to announce our succession plan and the addition of Kevin Byrnes. We believe that with Kevin we have the right management team in place to continue to successfully lead this organization and execute our strategies. Kevin brings the key experiences and skills that we were seeking. He has a broad banking background of 30 plus years. He has run three major regions for the Chase Bank as well as holding an executive position at Florida Federal Savings and Loan.


         His experiences also solidly focus on the asset side where he has had success in building portfolios across the full loan spectrum including small business, home equity, C&I, and residential as well as commercial real estate.

He knows Baltimore as he spent four years in this town successfully running the

Chase Maryland franchise in the late 80's and early 90's. And Kevin has also proven quite capable in his previous positions of becoming a part of the business community quickly and in a meaningful way.


         Lastly, and most importantly, Kevin's a great guy and we believe will complement our talented and experienced existing management team that Peter described earlier. We welcome Kevin to this Provident Team.


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         A couple other comments. Our economy remains relatively stable and it's certainly contributing to our success. On the other hand the deposit and loan growth that we're realizing is evidence of our new renewed emphasis on business development. And our improved credit quality is a result of the strategic changes that we made to our balance sheet over the last couple years.


         Also, a note about our competition. We have two major competitors in some sort of transition. The Baltimore Region of Sun Trust has recently named a new president. And of course, M&T has purchased All First. We believe that these transitions will have a positive impact on our near term ability to successfully acquire new customers and expand our market share.


         Let me turn to the strategy front now. We continue to execute against the five key initiatives and we are building our 2003 budget and business plan around these same strategies. Those initiatives again are to broaden our presence in Washington Metro, to grow our commercial banking business across the

Baltimore Washington corridor, focus more on our core business line, improve our efficiencies, and expand our branch network. I'll make a few comments about each initiative.


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         In Washington Metro we continue to expand the importance of this market to our franchise. 37 of the 101 branches are now in Washington metropolitan area. 36 percent of our retail deposit accounts have been originated in the

Washington market. And 40 percent of our commercial loans and 62 percent of our commercial deposits reside in metropolitan Washington.


         Let me move to the commercial business. We are taking our commercial business development efforts to higher levels with better officers making better calls. Today our calling activities are more focused on the competitors that are going through transition and the results are encouraging.


         Core commercial loans grew 10 percent over the third quarter of 2001.

The Baltimore C&I portfolio showed positive growth in spite of a reduction of

$25 million in our syndicated loan portfolio. Commercial deposit balances were particularly robust with 110 percent increase over the third quarter of 2001. We continue to find good success with our cash management product line and have been especially successful against our largest competitors.


         A word about our core business line. Core loans increased 13 percent or

$189 million over the third quarter of 2001. While the acquired loan portfolio declined 40 percent or $246 million. Core deposits rose 6 percent from


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the third quarter of 2001 led by a 27 percent increase in non-interest bearing

DDA while on the other hand our brokerage CD's fell $358 million or 16 percent from the prior year. Both our Washington and Baltimore markets were important contributors to this growth.


         Let me turn to efficiency. We have certainly accelerated our branch expansion plans during the year. And we have been able to decrease our non-core balance sheet at a faster rate than our original plans. We believe these priorities are more important to us in the intermediate term than our efficiency ratio and Dennis will add some additional comments about the efficiency ratio in his remarks.


         Expansion goes well. Our original plan for 2002 called for 10 new branches, mostly in the Washington metro area. We have added three in store locations to date and the rest of the plan looks---planned expansion will take place in the fourth quarter. We have 10 new branches planned in the fourth quarter, three traditional branches and seven in store locations. That will give us 13 new branches for the year with 11 of the 13 in metropolitan Washington. We believe our excellent results for the quarter reflect the continued successful execution of our key initiatives. I'll now turn the teleconference over to

Dennis Starliper our CFO.



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         Dennis Starliper: Thanks Gary. Good morning everyone. Well as Peter and

Gary have described this quarter's financial results reflects stability and continued growth in our core businesses. The expansion of our network, the increased sales within our existing network continues to produce good solid core deposit growth and increasing fee revenues. But like the others in our industry,

we're operating in an interest rate environment, which continues to present lower and lower long term rates.


         Provident's not all that atypical in that flattening of the yield curve that we've all experienced as accelerated cash flows in our portfolios as well,

particularly our mortgage portfolios. These cash flows were used to finance continued growth in core loans at Provident. The increased mortgage cash flows though have resulted in increase in the write-down of acquired loan premium and the realization of hedging gains on the sale of bonds specifically held to hedge these write-offs.


         Also in the third quarter, we're very pleased with the results we've posted in containing the rate of growth in operating expenses. What I'm going to do now is describe the results of operations for the current quarter versus the prior quarter. I'll begin with the margin and then move on through non-interest income and non-interest expense. In


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addition to this, given the heightened focus on interest rate exposure in the entire industry I'll discuss Provident's earnings at risk position and provide some guidance on core margin and its outlook for the upcoming quarter.


         First of all, let's move on to the net interest margin. As you can see in the press release, the margin fell 13 basis points during the quarter,

declining from 317 in the second quarter to 304 in the third. Approximately 1.7 million of additional acquired loan premium was written down during the quarter.

This alone reduced margin on a link quarter basis by 16 basis points and explains the bulk of the quarter's margin change.


         The accelerated premium rate down against margin was off set by hedge gains reported in non-interest income. This also explains the bulk of the change in this category. In addition to using bonds as an interest rate hedge, we also financed the acquired loan purchases with debt that's indexed to the 10-year CMT or 10 year constant maturity swap. This protects our future interest spreads.

The referenced rate on this indexed debt is reset every month and it closely maintains the spread in both falling as well as rising rate scenarios.


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         Here are some interesting statistics on the acquired loan portfolio.

Total outstandings now are $817 million that's $817 million. With $217 million of this in securitized form and $600 million in whole loan form. Unamortized premium is slightly over 20 million now and is expected that about half of this will be amortized by the close of 2003. The portfolios final maturity isn't until 2018 but at our current estimated long-term prepayment speeds,

outstandings will most likely be around 100 million by the end of 2007. I just wanted to give you a profile of that portfolio.


         Now leaving the acquired loan portfolio returning on now to the link quarter analysis you can see in the press release that average-earning assets during the quarter remained flat with the second quarter. But the mix of earning of assets was quite favorable with core loans growing 4-percent while non-core loans declined 8.5 percent. We're also pleased with the continued growth in core deposits and the decline in non-core deposits.


         This change in loan and deposit mix did have a favorable impact on our margin. However, offsetting this slightly with growth of 24 million in our investment portfolio. The additional investment in securities occurred as a result of the accelerated mortgage asset cash flow and


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core deposit growth, which exceeded the scheduled maturity of term deposits and debt.


         Here's what we're looking at for the margin in the fourth quarter. Our core margin now is at a run rate of about 3.20 to 3.25 percent. We're going to write-off additional premium again in the fourth quarter and once again off set the write-off with hedge gains. This should lower our core margin by 8 to 10 basis points but not impact earnings per share. Continued core loan and deposit growth however should offset some of this decline.


         Now before moving on to non-interest income and given the heightened focus on interest rate sensitivity, I just wanted to take a minute to discuss

Provident's earnings at risk profile. Now those of you that were at the analysts conference, we talked about this a little bit and we've talked about it on a number of other occasions but I thought I would just take a second here to--to bring that up again. Provident's been shortening asset duration since the first part of the year.


         Investment portfolio cash flows have been reinvested in Jennie Mae ARM and short-term, high quality, CMO's. These two portfolios now constitute 700 million or almost 40 percent of our total portfolio. This activity, along with others, has reduced the effective duration of equity to


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almost neutral at less than 1 percent positive. This current position represents an ever so slight bet on rising rates over the long term. Although bringing this equity duration in short like this has cost us a margin. We feel that being near neutral has been and continues to be a good place to be in the current interest rate environment.


         Looking at the short-term, our one-year forward earnings are slightly asset sensitive, meaning that net interest income and earnings per share will move in the same direction taken by future interest rates. Provident simulates the effect upon earnings of a number of possible up and down interest rate scenarios and this modeling presents EPS volatility at less than 4 percent under most possible scenarios. We continue to monitor and react every month to our short-term earnings at risk exposure and just as an added note, Provident owns no mortgage servicing rights.


         Now leaving net interest income and its risk, let's move onto non-interest income. As the release shows, non-interest income is $4.6 higher in the third quarter versus the second. A good portion of this increase is attributable to the link quarter swing in gains and losses as 2.2 million in losses were taken in the second quarter related to the World Com write-down versus the 1.7 million in premium hedge gains realized in the current quarter.

We continue to be

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pleased with the growth, rate, and deposit product revenues, which increased almost 600,000 over the prior quarter. For the year, deposit fees have increased

19 percent. With respect to the other fees in the category, fixed and variable annuity sales were off about 124,000 versus the second quarter.


         Looking on now to our operating expenses, they actually declined slightly from the second quarter's level. Peering into some of the detail you can see that our marketing expenses were lower in the third quarter by about $1 million reflecting higher cost of seasonal campaigns carried out in the second quarter. This favorable variance was almost entirely off set by the accrual of incentive compensation costs that are required now that year-end sales and earnings estimates are getting closer to goals.


         Now for an update on our share repurchase activity. For the quarter,

the company repurchased about 400,000 shares, making an average EPS shares outstanding about 25.6 million. There's about 400,000 shares remaining in the existing authorization and the company plans to be active in the fourth quarter.


         That pretty much closes up the earnings review for the quarter but before I turn it over to Dick Opitz I'd like to discuss our efficiency ratio goals. If you'll recall

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Provident set a goal for the efficiency ratio to get it to 60 percent or lower by the fourth quarter and that now appears unattainable. I expect our efficiency ratio to finish the fourth quarter at approximately the current level, perhaps a little lower with the seasonal bump in deposit fees we usually realize in the fourth quarter. The two principal factors that are going to prevent us from getting it lower are the inclusion of the negative affects of accelerated acquired loan premium write-off with a simultaneous exclusion of the offsetting hedge gains.


         In addition, the quicker than anticipated shrinkage of the wholesale segment of our balance sheet has reduced leverage and the overall level of net interest income. Management has elected to forego the higher dollar level of net interest income through reinvesting in the wholesale segment in favor of continuing to make good progress with improved capital, margin, and return on asset ratios. Management remains committed to achieving peer-operating efficiency while at the same time reaching for its strategic objectives.

There'll be more to follow on the efficiency ratio as we continue to complete our 2003 planning cycle.


         I'd like to make one last point before moving on. I think that's the second time I said I was going to make one last point. The provision for loan loss has declined about $500,000 in the third quarter versus the second. This


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reflects an extraordinary recovery of two previously charged off commercial loans aggregating about this variance. This is also reflected in our dollar net charge off and related charge off ratios. That's about all that I can think to comment on for the quarter and with that I'll turn it over to Dick Opitz.



Dick Opitz: Thanks Dennis, good morning. This is Dick Opitz and as usual I'll be talking briefly about the economy and our market footprint providing some color on another strong quarter on the asset quality side and also giving it some brief highlights on activity within our commercial and consumer business line.


         I think the majority of those listening today looking at the list of people on the phone attended our analysts day back in mid-September where you heard Anabon Basu [sp] comment in depth on economic conditions in Providence,

Maryland and Virginia markets. Suffice it to say that we see the economy continuing to be solid with steady activity in all of our markets, particularly on the consumer retail side.


         As Gary mentioned, M&T of New York recently announced intent to purchase controlling interest in All First Bank, which is headquartered here in

Baltimore. We think this situation could present us another locally owned bank with a

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short-term opportunity to capitalize on market disruption that may arise as a result of the acquisition. We've spoken in the past two quarters about what we believe is a good asset quality picture here at Provident and it continued to strengthen in the third quarter.


         Bank wide, net charge offs were $2.3 million representing an annualized ratio of 34 basis points versus 46 basis points for the first six months of the year and 68 basis points for the year 2001. Our non-performing loans at quarter end were $20.3 million compared to $28.8 million at 9/30/01 and $22.7 million last quarter. As Peter mentioned virtually all of our non-performing loans are in our consumer and residential mortgage portfolios and therefore are collateralized by deeds of trust on personal residences. Non-performing loans in our combined book of commercial business and commercial real estate lending total only $943,000 at quarter-end, strong performance in both of those portfolios.


         Our reserve for loan losses remained at 1.31 with a ratio of reserved in non-performing loans improving to 170 percent at quarter-end. While other financial institutions have been reporting continued deterioration of shared national credits; our situation is just the opposite. A recently completed-shared national credit review of our regulators resulted in no down grades to any of our loans in


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that portfolio. At present, we have only one credit within that syndicated book that's been criticized in the past and we expect that facility to pay off in full during November via sale of that company.


         Outstandings in the syndicated portfolio at quarter-end were $78 million. The payoff we anticipate in November will reduce that by an additional

$5.2 million. Concluding comments on asset quality based on recently completed portfolio reviews, we're confident that the fourth quarter will look very much like the recently completed third quarter, a strong quarter on asset quality.



         Moving to business activities, we continue to make good progress toward our strategic goal of growing core assets and core deposits. Our average core loans were up $189 million or 13 percent compared to last year. This increase was led principally by increases in commercial real estate lending and our home equity in [unintelligible] lending portfolios on the consumer side.


         Our pilot program of marketing home equity products through Lending

Tree.com has produced good activity and we hope to continue growing production in our regional market through that channel. Average core deposits increased 6 percent from last year, led by strong growth in non-interest bearing checking accounts in both commercial banking and


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small business banking. The income showed good growth on the commercial side with fees up 15 percent and deposit service fees up 5.5 percent over last year's third quarter. Finally, our business debit card continues to produce increased income on a quarterly basis.


         That concludes our formal presentation. At this point we'll open it up for questions following instructions from the operator.


         Operator: Thank you. The question-and-answer session will begin at this time. If you're using a speakerphone please pick up the handset before pressing any numbers. Should you have a question please press star one on your push button telephone at this time. If you'd like to withdraw your question, please press star two. Your questions will be taken in the order they are received.

Please standby for your first question. Our first question comes from Henry

Coffee please state your affiliation followed by your question.


         Henry Coffee:  Henry Coffee with Ferris Baker.  Good morning everyone.


         Men:  Good morning, Henry.


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         H. Coffee:  Could you fill me on some details of just kind of verify some additional information on the purchase loan portfolio?  You had a million seven in hedge related gains, but substantially more than that in security gains.  What was that tied to?


         D. Starliper:  Henry, this is Dennis. We reported gains of about a million nine.


         H. Coffee:  OK.


         D. Starliper:  And--.


         H. Coffee:  Were there other--OK, I missed--I had the wrong number in the back of my head.  Were there other--?


         D. Starliper:  No, security gains--I mean--OK gains were a million nine, security gains were 1.07 million of it, Henry, the rest are just miscellaneous gains on sale of [unintelligible] and things like that.


         H. Coffee:  This portfolio you said that in seven years you'd be at

100, you've got that mortgage rate, what's the objective there?  Are you going to let this portfolio run all the way to zero or?


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         D. Starliper:  No, the $100 million I'm talking about is the current portfolio.  If you were just to look at that in isolation and with this premium attached to it, Henry,--.


         H. Coffee:  Right, exactly.


         D. Starliper:  That's the amortization of the 817 million--.


         H. Coffee:  Right.


         D. Starliper:  However, we're going to be--we plan to be purchasing somewhere in the neighborhood of $10 to $12 million a month going forward,

although the premium on that is--on what we're seeing now it's pretty small.


         Man:  The premium is small and then basically have been first liens,

Henry.


         H. Coffee:  You're purchasing that from First Indiana still?


         Man: A large portion of what we're purchasing is from them, that's correct Henry. And I think we're looking at this portfolio over the intermediate term to stabilize right around the five to $600 million level.


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         H. Coffee:  OK.  That's helpful and then you were talking about funding and just--forgive my ignorance but you were funding it against 10 year--and I didn't catch all that--it's--you were funding it against a 10 year reset.


         D. Starliper:  Yes, we fund it from a number of sources but with--we then swap the funding to be indexed to the 10 year CMT and a combination of the

10 year CMT and then 10 year constant maturity swap and Henry that resets monthly.


         H. Coffee:  Right.


         D. Starliper:  So that as the 10 year--as the 10 year rates fall that triggers refinance our funding cost is lowered.


         H. Coffee:  For modeling purposes, what is the spread that you earn on this portfolio relative excluding amortization of any kind of premium?


         D. Starliper:  Excluding amortization of premium?


         H. Coffee:  Yes.


         D. Starliper:  Well, let me ask you a question back, what Henry what would that tell you?


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         H. Coffee:  Well I'm just trying to figure out what the spread on the portfolio is so we can separate it out from the rest [unintelligible] earnings.


         D. Starliper:  OK.  Well that win would include the amortization of premium and that spread is about 240 basis points.


         H. Coffee: All right thank you.


         D. Starliper:  Yes.


         Operator:  Our next question comes from Steve Riccio please state your affiliation followed by your question.


         Steve Riccio:  Yes, hi, Steve Riccio Bear Stearns.  I may have missed this been on and off the call, could you give me an update on your syndicated loan portfolio?


         Dick Opitz:  It's Dick Opitz.  We're at about 78 million.  We expect additional pay downs this quarter. Philosophically I think and strategically we're focusing only on credits in our footprint at this point in time.  There's been very little activity down here in that type of business.  I think suffice it to say we continue to see the portfolio shrink and that is our intent.


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         Man: Steve, I think you did mention, Dick covered the fact that recent review of federal review of the shared national credits only one of our--none of ours deteriorated and only one of ours is adversely rated, which is--what is the rating?


         Man:  Substandard.


         Man: Substandard and that we expect to payoff in November. So not only have we reduced the shared national credits but the quality of ours is good. As

Dick said, we're not interested in participating in anything in the future that's not in our footprint.


         S. Riccio:  Great.  And one other sort of probably off the wall question, but in your footprint given what's going on with the I guess the

Sniper and all that stuff that's going on down there, has that affected business at all or have you seen--?


         Man:  Yes, the answer is yes.  It's quieted things down a lot in the

Washington area and--.


         S. Riccio:  So you've experienced reduced walk in traffic and all that stuff.


         Man:  In that area, yes.



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         S. Riccio:  OK.  So at this point it's immaterial?


         Man:  Excuse me?


         S. Riccio:  At this point it's immaterial?


         Man:  It wouldn't be material to us at this point.


         S. Riccio:  OK.


         Man:  But there's no question that everything's quieted down in that area.


         S. Riccio:  If it went on say for another week or so--I mean at what point does it become material?


         Man: Well I think people are still going to do their banking business and they're still going to the supermarket so I don't think it's going to become material for us frankly.


         S. Riccio:  OK.  Thanks a lot.


         Man:  Thank you.


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         Operator:  Thank you our next question from Christopher Marinac, please state your affiliation followed by your question.


         Christopher Marinac: Hi, good morning, Suntrust Robinson Humphrey, I was wondering if you could expand on the last question and talk more about what's changed with the All First franchise the last few weeks since M&T made their announcement. And are you expecting to see a sign changes when that is finally consolidated?


         G. Geisel: Good morning Chris, this is Gary. I think we're seeing what you would expect right about now. For instance, I think that we're seeing more opportunity with the All First customer base meaning that I think we're at least getting into the door in some places that we typically wouldn't expect to get into those doors. I can't point to sort of a large increase in business based upon what's going on there. I think the sign changes and things like that, as I understand it are probably towards the end of the first quarter, maybe a little bit into the second quarter. I think from a transition standpoint and an opportunity vantage point we're probably looking at the next six to nine months and that's assuming that M&T does their typical great job in handling a transition like this.

         C. Marinac:  OK.  That's helpful.  Second question, have there been any changes in terms of fees on the service charge?  Any things that you may have been planning for the future in terms of either changing fee levels either up or down?


         G. Geisel:  On the pricing side, you mean?


         C. Marinac:  Yes.


         G. Geisel:  We haven't fully explored this thing for 2003 but we have nothing on the drawing board right now.


         C. Marinac:  OK.  And then final question--a quick question.  Dennis would you expect that the securities portfolio yield falls again in the fourth quarter?


         D. Starliper:  From core, yes, Chris, I don't--I don't see it being materially different from the fourth quarter.


         C. Marinac:  OK.


         Man:  Third quarter.


         D. Starliper:  I'm sorry, third quarter.  I meant to say third quarter.

         C. Marinac:  So it would be fair to say that your margin could stabilize a little bit here at this level?


         D. Starliper:  Yes. One of the--yes I expect it to be a little higher,

Chris.


         C. Marinac:  OK.  Very well, thank you.


         Operator:  Thank you, our next question comes from Collyn Gilbert please state your affiliation followed by your questions.


         Collyn Gilbert: Great thank you. Good morning, Collyn Gilbert from Ryan

Beck. I have two questions, and one to follow up on Chris's question related to the margin. It looks as if your--the yield on each individual loan segment was up pretty much across the board from the second quarter, is that correct? And if so, what--how are you guys able to do that?


         Man:  Are you--are you looking at the yield compared to the second quarter?


         C. Gilbert:  Yes.


         Man:  Now I'm not seeing that.  I'm seeing most of our yield down slightly.

         C. Gilbert:  OK.


         Man:  Residential work is down, consumer--.


         C. Gilbert:  Consumer was down but I guess--.


         Man:  Maybe we just picked--I'm showing as most of these down, Collyn,

I guess--.


         C. Gilbert:  All right I'll double check.  I don't have the June numbers right in front of me.  I'll double check that.  I thought for some reason that most of them were up.  OK.  And then the second question relates to,

Gary when you're talking about the branch openings and the fact that you've got

10 more coming in the fourth quarter.  Did something happen or was that the original plan to have so many open in the fourth quarter versus staggering them throughout the year?


         G. Geisel: Collyn a couple of things actually happened. One was from the traditional sites that we had in the queue just took longer to bring to fruition. So that's one of the answers. And the second part of the answer is I think if you remember in the last teleconference I mentioned that we were working with Super Fresh and we've had some opportunities to do some in store branches with Super Fresh
that we really like their location. And so those two things are probably the reason we have more branch openings in the fourth quarter than we would have expected. Our year looks a lot like what we wanted it to look like it just is pushed so much of it is pushed together in the fourth quarter.


         C. Gilbert:  OK.  But you're not expecting that to necessarily impact or have a considerable impact on expenses to buy [unintelligible] earnings?


         G. Geisel:  From the standpoint of expenses, yes.  But from the standpoint of bottom line earnings we feel like right now if you remember a lot of our expansion was kicked in the late 1999 time frame.  Those branches are producing pretty well for us so we feel like it's a little bit easier to open branches today than it was in 1999 frankly.


         C. Gilbert:  OK.


         G. Geisel:  And it also is going to be through the fourth quarter, so it won't have much impact expense wise on the fourth quarter, Collyn.


         C. Gilbert:  OK.  All right, thanks very much.


         G. Geisel:  Thank you.

         Operator: If there are any further questions at this time, please press star 1 on your push button telephone. Our next question comes from David West,

please state your affiliation followed by your question.


         Dave West:  Dave West, Davenport and Company.


         Men:  Good morning David.


         D. West:  Good morning.  First, I know that World Com bonds referenced mostly relative to the second quarter were there any additional actions taken relative to the World Com bonds in Q3?


         Man:  No.  And it's down to a million eight, now [unintelligible] and so we would expect to realize that from a bankruptcy, David.


         D. West:  OK.  Very good.


         Man:  We did our due diligence on that though, David, we did review that.


         D. West:  Right.  OK.  And we obviously talked a good bit about the accelerated pace of branch openings in the fourth quarter, would you care to characterize what kind of dollar impact they'll have on operating expenses in the
fourth quarter.  You obviously will at least need a lot--a lot more personnel.


         Man: Dennis is looking for the details on that but again I think--feel like it's in our forecast though David, Pete's comments I think are true, I mean they're staggered throughout the fourth quarter. I mean certainly they're going to have an impact on the fourth quarter but I don't think it's something that you necessarily need to put in your model and be concerned about.


         Man:  I wouldn't be concerned about it.


         D. West:  OK.  Very good.


         E. Grossman:  David, it's Ellen, I just wanted to add the personnel expense most of the folks are on board.  About 90 percent of the people have already joined the bank.  We have about a four to six week training program and then we put them in existing branches.  So that expense is already built in.


         Man:  Ellen's also going to be responsible for running that expansion so that's going to get the cost way down.  [Laughter]

         D. West: All right, good to know good to know. And last thing is really just a clarification. I apologize I got a little distracted here but Dick in your comments when you were talking about one criticized snick [sp] or credit that you expected to get paid off and then fairly shortly thereafter you mentioned a $5.2 million credit. Were those the same things or different credits?


         D. Opitz:  Yes, the 5.2 is the one that we'll pay off in November and there's been a sale announced to that company to us.


         D. West:  OK.  So that's one in the same.  And so that currently is in your non-performing assets?


         D. Opitz:  No, it is performing.


         D. West:  It is performing.


         D. Opitz:  It's just criticized.


         D. West:  OK, classified [unintelligible].


         D. Opitz:  It would be on the adversely rated credit that is in that portfolio.


         D. West:  OK.

         E. Grossman:  We already rated it.


         D. West:  Very good.  OK.  Thanks very much.


         Operator: As a reminder ladies and gentlemen if you do have a question please star one on your push button telephone at this time. If there are no further questions, I will turn the conference back to Mr. Peter Martin to conclude.


         P. Martin: Thank you Debbie, thank you all for joining us. Our third quarter results have exceeded your estimate. At this point we would expect the fourth quarter to also exceed consensus estimates. And that obviously would impact the performance for the year. We're in the middle of our 2003 budget preparation and [unintelligible] for the budget is obviously not finalized however I can say we are comfortable with the current range of estimates for

2003 and I would also say we look forward to our next teleconference after the fourth quarter.


         E. Grossman:  Thank you.


         Man:  Thank you.


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         Operator:  Ladies and gentlemen if you'd like to access a replay for this conference call you may do so by dialing 1-800-428-6051 or 973-709-2089 with an id number of 262010.  This concludes our conference call for today.

Thank you all for participating and have a wonderful day.  All participants may now disconnect.


         E. Grossman:  Thank you.


                             (conference concluded)